Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 30, 2004 (except for Note B, as to which date is October 7, 2005), accompanying the consolidated financial statements of Texas United Bancshares, Inc. and Subsidiaries as of and for each of the two years ending December 31, 2003 included in the Amendment No. 1 to Texas United Bancshares, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2004. We do hereby consent to the incorporation by reference of said report in the Registration Statement of Texas United Bancshares, Inc. on Form S-8.

/s/ Grant Thornton LLP

Grant Thornton LLP

Houston, Texas

December 19, 2005